EXHIBIT 99.2

                              COMMERCE GROUP CORP.
                               6001 NORTH 91ST ST.
                            MILWAUKEE, WI 53225-1795
                         414-462-5310 . FAX 414-462-5312
                        E-MAIL info@commercegroupcorp.com
                        WEBSITE www.commercegroupcorp.com


AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)
AND/OR HOMESPAN REALTY CO., INC. (Homespan)
AND/OR ECOMM GROUP INC. (Ecomm)
AND/OR SAN LUIS ESTATES, INC. (SLE)
AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
ALL LOCATED AT THE SAME ADDRESS

May 10, 2004


Mr. Edward L. Machulak
903 West Green Tree Road
River Hills, Wisconsin  53217

Dear Mr. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation, disclosure and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged along with any other Commerce obligations or agreements made to Edward L. Machulak (ELM and/or Lender) as an individual and not as a Director or Officer of Commerce or its subsidiaries or as the authorized designee of the Joint Venture as of Commerce's fiscal year ended March 31, 2004. Today, Commerce's Directors, by unanimous consent, approved, ratified and confirmed the contents of this letter and authorized me to submit its understanding of your status, which is as follows:

1.   Promissory Notes and Other Obligations

     a. An open-ended, secured, on-demand promissory note (Note) dated October 1, 1989 in which all of the prior promissory notes were consolidated into this single Note amounted to $490,217.19 as of that date. All future advances and interest, not paid, are added to this Note. This Note, together with cash and other advances and interest as of March 31, 2004, amounts to $6,565,816.75. This Note bears interest, payable monthly, at the rate of 2% over the prime rate established from time to time by the First National Bank of Chicago, Chicago, Illinois, (now Bank One), but not less than 16% per annum (Schedule of Principal and Interest as of March 31, 2004, Exhibit A). Commerce is no longer issuing monthly promissory notes for the payment of interest, etc., but pursuant to our understanding, Commerce is augmenting all additions and advances made by ELM, and it will deduct any payments or credits made by Commerce to the current open-ended, secured, on-demand, outstanding promissory note( s) issued or obligations owed to ELM.


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Mr. Edward L. Machulak
May 10, 2004
Page 2 of 12 Pages

     b.  Salaries, vacation pay

         In addition, Commerce owes ELM the following for accrued salaries and vacation:
                                                   Annual
                    Period                Years    Salary       Total
                    ------                -----    ------       -----
         April 1, 1981 - March 31, 1992   11.00   $ 67,740   $  745,140
         April 1, 1992 - Sept. 30, 1996    4.50   $114,750      516,375
         Oct. 1, 1996 - March 31, 2004     7.50   $165,000    1,237,500
                                          -----              ----------
          Balance                         22.00              $2,499,015


                 Vacation Pay             Months   Payment
                 ------------             ------   -------
         April 1981 - March 31, 2004         23   $ 13,750      316,250
                                                             ----------
          Total Due                                          $2,815,265

         At Commerce's Annual Board of Directors' Meeting held on October 19, 2001, the Directors adopted a resolution to compensate ELM for vacation pay based on one month for each year of service beginning on April 1, 1981, and also the following resolution, which in part states:

              "BE IT FURTHER RESOLVED, That the Directors agreed that on the day the compensation will be paid to Edward L. Machulak, an adjustment will be made to compensate him for the loss of the dollar purchasing value caused by inflation and other economic factors;"

     c.  ELM Bonus agreement

         On February 16, 1987, by a Consent Resolution of all of the Directors, ELM was awarded as a bonus compensation, the following: for a period of 20 years, commencing the first day of the month following the month in which Commerce begins to produce gold from its El Salvadoran gold mining operations, Commerce will pay annually to ELM, 2% of the pre-tax profits earned from these operations. Reference is made to Exhibit 11 included in the April 9, 1990 confirmation letter.

     d.  Share loans

         To infuse funds into Commerce, Commerce borrowed ELM's Commerce shares and ELM sold these shares as designee for Commerce's benefit with Commerce receiving all of the proceeds. For these share loans, Commerce has agreed to


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Mr. Edward L. Machulak
May 10, 2004
Page 3 of 12 Pages

         pay ELM interest at the rate of prime plus 3%, payable monthly with Commerce's restricted common shares and based on the Commerce shares due to ELM. Interest is also due and payable monthly with Commerce's restricted common shares for the shares pledged by ELM as collateral to others, all for the Company's interest and benefit. All share loans and interest are to be paid annually on or before March 31 of each of Commerce's fiscal years. An accounting of the Commerce common shares due and/or paid to ELM as of March 31, 2004, pursuant to a series of Director-approved, open-ended, on-demand loan and promissory note agreements by and between Commerce and ELM dated April 1, 1990, May 17, 1989, October 14, 1988 and June 20, 1988, and for certain continuous loans and/ or pledges of ELM's securities that have taken place and continued to occur during the fiscal year ended March 31, 2004 is as follows:

         1.  Share loans                                         None
         2.  Interest shares due on shares pledged to banks
             for an open line of credit                          None
         3.  Interest shares due on shares sold for the
             benefit of Commerce                                 None
             Total Commerce restricted common shares paid
             and issued as of March 31, 2004 to ELM              None

     e.  Open ended loan agreements

         Reference is made to four Director-approved, open-ended loan agreements dated June 20, 1988, October 14, 1988, May 17, 1989 (Exhibits B, C and D of the April 12, 1993, confirmation letter) and April 1, 1990 (Exhibit 2 of the April 9, 1990 confirmation letter).

     f.  Misanse share ownership disclosure

         On October 23, 1993, in order to comply with the El Salvador Government's minimum capital requirements, the shareholders of Mineral San Sebastian S.A. de C.V. (Misanse) voted to increase Misanse's capitalization from 119,500 colones to 260,000 colones. This was accomplished via a shareholders' rights offering on the basis of purchasing one share for each share owned with the rights expiring on December 10, 1993. According to Misanse's by-laws, the rights not exercised would be offered proportionately to the shareholders who did exercise their rights.

         In addition to the rights offering, the Misanse shareholders authorized the sale of 210 additional common shares to the following: ten shares to each of the four officers/directors (40 shares), five shares to each of the remaining six


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Mr. Edward L. Machulak
May 10, 2004
Page 4 of 12 Pages


         directors (30 shares), three shares to each of the ten supplemental directors (30 shares), (the President and the Secretary of the Company, who are directors of Misanse, had the right and they purchased ten and three shares respectively), and 110 shares were sold to the Company over and above the amount of shares it was entitled to by the rights offering so that it would retain its 52% ownership after the issuance of the shares under the rights offering. When the Company obtained the concession in 1987, it agreed with the El Salvador Ministry of Economy's office not to increase its 52% ownership of Misanse. Therefore, after the rights offering, the Company owned approximately 52%.

         On the closing date of December 10, 1993 of this rights offering, there were 264 shares that were not subscribed and purchased. The Company would have been entitled to purchase 137 shares (264 x 52%). However, the Company had been prohibited to purchase these shares as it would have exceeded its 52% ownership of Misanse shares. The 137 shares were acquired by ELM with prior approval of Commerce's directors. He acquired an additional four shares by virtue of his proportionate ownership in the remaining unsold shares. A Misanse Director-approved drawing was held to sell the unsubscribed shares. In order to close the sales, 52 shares were purchased by ELM which he agreed in writing to hold these shares in escrow for a period of one year for the purpose of providing certain named El Salvador Misanse shareholders time to obtain funds to purchase these shares at his cost. None were purchased by the Misanse shareholders.

         During June 1995, ELM personally purchased an additional 264 Misanse common shares from a Misanse shareholder in an arms-length transaction. Therefore ELM presently owns a total of 467 Misanse common shares or approximately 17.96% of the total 2,600 Misanse common shares issued and outstanding.

2.   Collateral Pledged

     The collateral specifically pledged to ELM or as otherwise noted is as follows:

     a. A Collateral Pledge Agreement dated October 14, 1981 granted to ELM by Commerce pledging the following collateral: 2,002,037 shares of Sanseb common stock, par value $0.10 per share and 1,346 shares of Mineral San Sebastian, S.A. de C.V. common stock, par value one hundred colones ($11.43) per share. The shares pledged are as follows: the 618 shares originally owned by Commerce, and the 618 shares plus 110 shares purchased from the October 23, 1993 Misanse rights offering. Reference is made to Exhibit 4 included in the April 9, 1990 confirmation letter.

Mr. Edward L. Machulak
May 10, 2004
Page 5 of 12 Pages


     b.  A Collateral Pledge Agreement dated February 24, 1983, by Commerce, SLE
         and  UDI   collectively  and   individually,   pledging  the  following
         collateral:

         300 shares of no par value common shares of Homespan (formerly known as Trade Realty Co., Inc.), Certificate No. 7 dated January 21, 1974, being 100% of its issued and outstanding shares. Homespan and Commerce agree that no additional shares of Homespan will be issued as long as there are any obligations due to ELM; 1,800 shares of no par value
         (UDI) capital stock Certificate No. 17 dated September 15, 1972, representing 100% of the shares issued and outstanding. UDI and Commerce agree that no additional shares of UDI will be issued as long as there are any outstanding obligations due to ELM. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

     c. Collateral Pledge Agreement dated July 13, 1983 granted to General Lumber & Supply Co., Inc. (GLSCO) and ELM by Commerce, SLE, and Ecomm, individually and collectively, pledging the following collateral:

         One voting membership certificate of San Luis Valley Irrigation Well Owners, Inc., Membership Certificate No. 871, dated
         November 27, 1979;

         Certificate No. 312, Membership No. 871, consisting of .001447 units of Augmentation Plan Number One of San Luis Valley
         Irrigation Well Owners, Inc. dated February 8, 1980;

         100 common shares of $0.10 par value, Piccadilly (now Ecomm), Certificate No. 1, dated July 23, 1974. Ecomm and Commerce agree that no additional shares of Ecomm will be issued as long as there are any outstanding obligations due to ELM. Reference is made to Exhibit 6 included in the April 9, 1990 confirmation letter.

     d. A Deed of Trust dated November 3, 1983 by and between Homespan, as party of the first part, and Ronald K. Carpenter, Esq. (Trustee), as party of the second part, for the benefit of ELM and GLSCO, as party of the third part. The Deed of Trust is in favor of ELM and GLSCO and is open-ended to secure the promissory note(s) due to ELM and GLSCO and to further secure any future obligations that Commerce or Homespan may incur from them. This Deed of Trust is issued to Ronald K. Carpenter, Esq., Trustee for the benefit of ELM and GLSCO and is a first lien on the 331-acre Standing Rock Campground located in Camdenton, Missouri. The Deed of Trust was recorded on November 5, 1984 in Camden County, Missouri at 1:24 p.m. in Book 122,

Mr. Edward L. Machulak
May 10, 2004
Page 6 of 12 Pages


         Page 200. Reference is made to Exhibit 7 included in the April 9, 1990 confirmation letter. On August 14, 2000, with the Directors' approval, this property, via an agreement, was conveyed to GLSCO in consideration of the cancellation of $1,249,050 of debt owed to GLSCO and for other consideration contained in the said agreement.

     e.  Commerce/Sanseb Joint Venture (Joint Venture)

         Commerce and Sanseb agree that ELM (the other Lenders were included later) has as collateral, the assignment and pledge of all of their rights, titles, claims, remedies, and interest whatsoever in the Joint Venture which was formed on September 22, 1987. In the event of default, whatever interest Commerce and Sanseb have in the Joint Venture will be transferred to ELM and it will include whatever assets are owned by the Joint Venture, including, but not limited to the precious metal ore reserves. Reference is made to Exhibit C included in the April 8, 1991 confirmation letter.

     f.  Uniform Commercial Code Filing - all other specific assets

         ELM's interest with GLSCO in filing financing statements under the Uniform Commercial Code by an assignment and pledge of all corporate assets, such as but not limited to the property of Commerce, Joint Venture, SLE, and Homespan, wherever located, now owned or hereafter acquired is as follows: all accounts, all land contract receivables, contract rights, instruments and chattel paper; all inventory, all jewelry and precious stones, and all documents relating to inventory, including all goods held for sale, lease or demonstration, to be furnished under contracts of service, and raw materials, work in process and materials and supplies used or consumed in the business of Commerce, the Joint Venture, SLE, and Homespan; all office furniture, fixtures and all other equipment; all general intangibles, all stock and securities of any kind, and all rights, titles and interest in the Commerce Group Corp./San Sebastian Gold Mines, Inc. Joint Venture, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for all returned or repossessed goods the sale or lease of which gave rise to, and all proceeds and products of the foregoing. Reference is made to the Wisconsin Department of Financial Institutions Uniform Commercial Code filing, Exhibit 10, included in the April 9, 1990 confirmation letter, the renewed UCC-1 filing on December 23, 1996, Exhibit B, included in the April 14, 1997 confirmation letter, and the UCC-4 continuation filing on June 27, 2001 at 8:55 a.m., Filing #02078155 (Exhibit B of the May 13, 2002 confirmation letter).

Mr. Edward L. Machulak
May 10, 2004
Page 7 of 12 Pages


     g. Acknowledgement of previously recorded collateral provided to the Lenders

         Historical information - San Sebastian Gold Mine Concession

         GLSCO, ELM, the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) and the Sylvia Machulak Rollover Individual Retirement Account (SM RIRA) collectively and individually identified as the Lender(s), have been assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in the Joint Venture, and to the mine concession granted by the Government of El Salvador to
         Mineral San Sebastian, S.A. de C.V (Misanse) on July 23, 1987, and thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes all of the San Sebastian Gold Mine (SSGM) precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 9 included in the April 9, 1990 confirmation letter.

         The following collateral has been previously assigned to the Lenders pursuant to resolutions adopted by the Directors:

         (1) Commerce/Sanseb Joint Venture (Joint Venture)

             Both Commerce and San Sebastian Gold Mines, Inc. have assigned all of the rights, title, claims, remedies and interest that each has in the Joint Venture to the Lenders. Reference is made to Historical information - San Sebastian Gold Mine Concession.

         (2) New SSGM Exploration  Concession/License  (New SSGM)  approximately
             40.7694 square kilometers (10,070 acres)

             On October 20, 2002, the Company applied for the New SSGM, which covers an area of 42 square kilometers and includes approximately
             1.2306 square kilometers of the Renewed SSGM. The New SSGM is in the jurisdiction of the City of Santa Rosa de Lima in the Department of La Union and in the Nueva Esparta in the Department of Morazan, Republic of El Salvador, Central America. On February 24, 2003, the El Salvador Department of Hydrocarbons and Mines
             (DHM) issued the New SSGM for a period of four years starting from the date following the notification of this resolution which was received on March 3, 2003. The New SSGM may be extended for two two-year periods, or for a total of eight years.

Mr. Edward L. Machulak
May 10, 2004
Page 8 of 12 Pages


             Besides the San Sebastian Gold Mine, three other formerly operative gold and silver mines known as the La Lola Mine, the Santa Lucia Mine, and the Tabanco Mine are included in the New SSGM and are being explored. The Company has complied as required by filing its annual activity report and it paid the annual surface tax. This concession had been assigned collectively to all of the Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit B.

         (3) Lease agreement by and between Mineral San Sebastian
             Sociedad Anomina de Capital Variable (Misanse) and Commerce dated January 14, 2003

             The term of this lease agreement coincides with the term of the Renewed San Sebastian Gold Mine Exploitation Concession and consists of 1,470 acres owned by Misanse. This lease agreement has been assigned to all of the Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit B.

     h. Acknowledgment of collateral provided during the current fiscal year March 31, 2004

         Commerce's  Directors  have on May 10,  2004  authorized  and  directed
         Commerce's Officers to assign all of the rights, titles, claims, remedies and interest it has to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM, collectively and individually referred to as Lenders, as collateral for all of the outstanding loans and obligations as of March 31, 2004, including all future advances of any kind as follows:

         (1) Renewed San Sebastian Gold Mine Exploitation Concession/License (Renewed SSGM) - approximately 1.2306 square kilometers (304 acres), Department of La Union, El Salvador, Central America (pledged and assigned as collateral on May 10, 2004)

             On September 6, 2002, at a meeting held with the El Salvadoran Minister of Economy and the DHM, it was agreed to submit an application for the Renewed SSGM for a 30-year term and to simultaneously cancel the concession obtained on July 23, 1987. On September 26, 2002, the Company filed this application. On February 28, 2003 (received March 3, 2003) the DHM admitted to the receipt of the application and the Company proceeded to file public notices as required by Article 40 of the El Salvadoran Mining Law and its Reform (MLIR). On April 16, 2003, the Company's El Salvadoran legal counsel filed with the DHM notice that it believed that it complied with the requirements of Article 40, and that there

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Mr. Edward L. Machulak
May 10, 2004
Page 9 of 12 Pages


             were no objections; and requested that the DHM make its inspection as required by MLIR Article 42. The Company then provided a bond which was required by the DHM to protect third parties against any damage caused from the mining operations, and it simultaneously paid the annual surface tax. On August 29, 2003 the Office of the Ministry of Economy formally presented the Company with the twenty-year Renewed SSGM which was dated August 18, 2003. This Renewed SSGM replaces the collateral that the same parties held with the previous concession. A copy of the assignment dated May 10, 2004, is attached to this document (Exhibit B) and the Renewed SSGM agreement is attached to it and referred to as Exhibit 1.

         (2) San Cristobal Mill and Plant (SCMP) three-year lease by and between Commerce and Corporacion Salvadorena de Inversiones (Corsain), an El Salvadoran governmental agency, executed on Monday, April 26, 2004, retroactive to November 13, 2003. Pledged and assigned as collateral on May 10, 2004.

             The renewed three-year SCMP lease for the property located near the City of El Divisadero was finalized and executed on Monday, April 26, 2004, and is retroactive to November 13, 2003. This May 10, 2004 assignment is included in Exhibit B and the lease agreement is attached to it and referred to as Exhibit 2.

3.   Cross Pledge Collateral Agreement

     GLSCO, ELM, the ELM RIRA, the SM RIRA and SM individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, then GLSCO, ELM, the ELM RIRA, the SM RIRA and SM have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates, and the Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA, the SM RIRA and SM. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess


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Mr. Edward L. Machulak
May 10, 2004
Page 10 of 12 Pages


     collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed accordingly.

4.   Cancellation of Inter-Company Debts Upon Default

     Since certain of the collateral specifically or collectively pledged to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM consists of the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual Lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

5.   Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the obligations due to ELM and to the loans made by ELM to
     Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM. Reference is made to
     Exhibit 12 included in the April 9, 1990 confirmation letter.

6.   Re-Execution Agreement(s)

     In the event ELM deems that it is necessary or advisable for him to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note(s) or collateral agreement(s), Commerce will re-execute such document(s) reasonably required by ELM. Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with ELM. If at a later date ELM determines that an error has been made in the payment of such costs to him then he may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of ELM's written request. The failure of Commerce to comply with Commerce's obligation(s) hereunder shall constitute a default and shall entitle ELM to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note(s) and/or the collateral pledge agreement(s) and/or any other Commerce obligation(s).

Mr. Edward L. Machulak
May 10, 2004
Page 11 of 12 Pages


7.   Omissions

     Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to ELM, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

8.   Real Estate Ownership Adjacent to San Sebastian Gold Mine, Inc.
     (SSGM)

     Commerce acknowledges that ELM personally owns the real estate adjacent to and bordering the north boundary line of the SSGM located in the Republic of El Salvador, Central America, and that Comseb is performing certain exploration and exploitation on this property. These costs are to be payable by an offset to the amounts due to ELM. (Reference is made to Exhibit B, "Concesion de Exploracio El Paraiso" - plat map that identifies the ELM (Macay) "92.13 Hectareas," (more or less) in the April 13, 1998 confirmation letter).

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Edward A. Machulak

Edward A. Machulak
Secretary

Mr. Edward L. Machulak
May 10, 2004
Page 12 of 12 Pages


The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE           HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)            as Guarantor (Homespan)

/s/ Edward L. Machulak                  /s/ Edward L. Machulak
-----------------------------           ---------------------------
By:  Edward L. Machulak,                By:  Edward L. Machulak,
     Auth. Designee                          President


ECOMM GROUP INC.                        SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                    as Guarantor (SLE)

/s/ Edward A. Machulak                  /s/ Edward L. Machulak
-----------------------------           ---------------------------
By:  Edward A. Machulak,                By:  Edward L. Machulak,
     President                               President


SAN SEBASTIAN GOLD MINES, INC.          UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                   as Guarantor (UDI)

/s/ Edward L. Machulak                  /s/ Edward L. Machulak
------------------------------          ---------------------------
By:  Edward L. Machulak,                By: Edward L. Machulak,
     President                              President


Accepted by:

/s/ Edward L. Machulak
------------------------------------------
Edward L. Machulak, as an Individual and not as a Director or Officer of any of the Corporations mentioned in this letter.
Date:  May 10, 2004

                            EXHIBIT A TO EXHIBIT 99.2
            (Schedule of Principal and Interest as of March 31, 2004
             has been purposely omitted as it only reflects
            the calculations of the principal and interest.)

                                    EXHIBIT B


                                   Assignment

     For and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration such as, but not limited to, the continuance of extending the open-ended, secured, on-demand promissory note(s) issued by Commerce Group Corp. (Commerce), a Wisconsin corporation located at 6001 North 91st Street, Milwaukee, Wisconsin 53225, in hand paid, the receipt of which is hereby acknowledged, Commerce does hereby sell, assign and transfer to General Lumber & Supply Co., Inc., a Wisconsin corporation, Edward L. Machulak, as an individual and not as a Director or Officer of Commerce, the Edward L. Machulak Rollover Individual Retirement Account, the Sylvia Machulak Rollover Individual Retirement Account, and Sylvia Machulak, as an individual, and their heirs, successors and assigns, all who reside in the County of Milwaukee, State of Wisconsin, United States of America, individually and collectively referred to as "Lenders," all of Commerce's rights, titles, claims, remedies, a nd interests whatsoever in and to the Renewed San Sebastian Gold Mine Exploitation Concession consisting of 1.2306 kilometers located on the Hacienda San Sebastian and San Sebastian El Coyolar under the jurisdiction of Santa Rosa de Lima, Department of La Union, Republic of El Salvador, Central America, identified on the cartographic sheet number 2656-IV pursuant to Agreement No. 741 dated August 18, 2003 (delivered on August 29, 2003) granted by the El Salvador Minister of Economy of the Republic of El Salvador, Central America for a period of twenty years commencing from the date of publication in the El Salvador Federal Register (Diario Oficial) and more fully described in the attached Spanish/English document made an integral part of this Assignment (Exhibit 1).

     In addition, this Assignment includes all of Commerce's rights, title, claims, remedies and interests whatsoever of a three-year lease agreement entered into on the 26th day of April, 2004, retroactive to November 13, 2003, by and between Corporacion Salvadorena de Inversiones (Corsain) and Commerce Group Corp., more fully described in the attached copy of the lease made an integral part of this Assignment (Exhibit 2).

     Said claims, rights, title and interest are pledged, sold, assigned and transferred to the Lenders as collateral security for loans made and for loans to be made by the Lenders to Commerce and also as collateral security for any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising from Commerce to the Lenders.

     Commerce further acknowledged that Commerce's Directors unanimously adopted this Assignment by a resolution on May 10, 2004, and that the purpose of this Assignment is to provide collateral to the above-described Lenders.

     This Assignment shall extend to the full term remaining on the above concession and license or lease and in any amendments, renewals, changes or extensions thereof.

     In Witness Whereof, Commerce has caused this instrument to be signed, sealed and delivered by its proper officers thereunto duly authorized this 10th day of May 2004.

ATTEST:

COMMERCE GROUP CORP.                  COMMERCE GROUP CORP.

/s/ Edward L. Machulak                /s/ Edward A. Machulak
-----------------------------         -------------------------------
Edward L. Machulak, President         Edward A. Machulak, Secretary




State of Wisconsin  )
                    )  ss.
County of Milwaukee )

     On this 10th day of May, 2004, before me, personally appeared Edward L. Machulak, President and Edward A. Machulak, Secretary of Commerce Group Corp., to me known to be the persons described in, and who executed the foregoing instrument, and acknowledged that they executed the same as their free act and deed.


                                      /s/ Sylvia Machulak
                                      -----------------------------------
                                      Sylvia Machulak
                                      Notary Public, Milwaukee County, WI
                                      My commission expires June 11, 2006

[Note:  Exhibit 1 of Exhibit B is incorporated by reference to Exhibit
10.17 of the Company's S.E.C. Form 10-Q for the quarterly period ended September 30, 2003 and Exhibit 2 of Exhibit B is incorporated by reference to Exhibit 10.15 of the Company's S.E.C. Form 10-K for the fiscal year ended March 31, 2004.]